EXHIBIT 1.4
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                                    FORM 6-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                        REPORT OF FOREIGN PRIVATE ISSUER
                      PURSUANT TO RULE 13A-16 OR 15D-16 OF
                       THE SECURITIES EXCHANGE ACT OF 1934




                           For the month of JUNE 2002

                        THE DESCARTES SYSTEMS GROUP INC.
                 (Translation of registrant's name into English)




                                120 Randall Drive

                                Waterloo, Ontario

                                 Canada N2V 1C6

                    (Address of principal executive offices)





     Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.



            Form 20-F   [_]                      Form  40-F    [X]


     Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.



            Yes       [_]                              No       [X]


     [If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-__________.]

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                             Exhibit Index on Page 4
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     The attached PRESS RELEASE regarding the results for fiscal 2003 first quarter ended April 30, 2002 was issued by the Company on May 22, 2002, and is filed herewithin as Exhibit I.



































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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.





                                             THE DESCARTES SYSTEMS GROUP INC.
                                                       (Registrant)





Date:              6/5/02                    By:     /s/ Paul Laufert
            --------------------                     -----------------
                                             Name:  Paul Laufert

                                             Title: EVP- Corporate Development





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                                    EXHIBITS



     Exhibit No.             Description
     ----------              -----------
         I                   Press Release by the Company dated May 22, 2002.






































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                                                                       EXHIBIT I
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PRESS RELEASE

DESCARTES REPORTS FIRST QUARTER FISCAL YEAR 2003 RESULTS

EXECUTION FOCUS YIELDS OVER 100 CUSTOMER SIGN-UPS IN THE QUARTER

WATERLOO, ONTARIO, MAY 22, 2002 -- The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), a trusted provider of logistics solutions, today announced its financial results for the first quarter fiscal year 2003 (Q1FY03) ended April 30, 2002. Amounts are in U.S. dollars and GAAP results are in accordance with U.S. GAAP (Generally Accepted Accounting Principles).

FINANCIAL SUMMARY

Over 100 companies during the quarter selected Descartes for new or additional services to improve their operations. Q1FY03 represents the first full quarter of execution on the Company's pricing model for Network-Based Logistics solutions that replaces upfront license fees with monthly subscription and usage-based transaction fees.

Total revenues for the first quarter were $16.8 million, with Network-Based Logistics revenues reaching $9.9 million, license revenues reaching $4.5 million and services revenues of $2.4 million. Network-Based Logistics revenues increased 27 percent from $7.8 million in the same period last year while license revenues declined 64 percent for the same period reflecting the Company's shift in its pricing model and the general softness in the software license market. Services revenues declined 17 percent to $2.4 million from $2.9 million in the same period last year as a result of the Company's increasing shift to less service-intensive Network-Based Logistics revenues.

For the first quarter, the Company reported an adjusted loss of $4.4 million, or ($0.08) per basic and diluted share. Adjusted loss per basic and diluted share this quarter excludes acquisition-related expenses and other one-time and non-recurring gains. The loss for the quarter on a GAAP basis was $6.1 million or ($0.12) per share, compared with a loss of $12.3 million or ($0.25) in the corresponding quarter a year ago.

The Company completed the quarter with $190 million in cash and cash equivalents and marketable debt securities.

"The Company's focus is on execution and we are pleased that over 100 customers selected Descartes solutions to streamline their operations this quarter," said Manuel Pietra, Descartes' co-chief executive officer and president. "Our Logistics Software and Network-Based Logistics business continue to gain traction as prospects recognize the value of Descartes as the trusted provider for logistics solutions."

OPERATIONAL HIGHLIGHTS
Key operational highlights for the quarter include:

1.          GAINING TRACTION IN NETWORK-BASED LOGISTICS

            The Network-Based Logistics business is comprised of Logistics Connectivity and Network-Based Applications.

                o REACH: 75 sign-ups for Network-Based Logistics were achieved for the quarter. Of these sign-ups, 42 were new customers to the network. Notable new customers included Dollar General, Electronic Commerce Network (a company partly owned by New Zealand Post) and Morrison Express. There were also sign-ups with existing customers such as Blue Rhino, CCNI, Ericsson, The Hub Group and United Freight Services.

                o MOMENTUM/SCALABILITY: Total transaction volume over the
                  Descartes Global Logistics Services NetworkTM was approximately 82 million transactions in the quarter, or an average of 1.3 million transactions per billing day.

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2.          LOGISTICS SOFTWARE ADOPTION

            There were 26 sign-ups during the first quarter of fiscal year 2003 in the Logistics Software business that includes Descartes' Routing and SchedulingTM solutions. Notable customer wins included Associated Grocers of the South, Caterpillar and HSS Hire Service Group PLC, with add-on licenses for leaders in retail and consumer products industries such as Coca-Cola Amatil and GreenGrocer.com.au.

3.          PRODUCT INNOVATION

            Introduction of Descartes MobileLink: TrackerTM: In the quarter Descartes released a `hands free' wireless application extension for Descartes Routing and Scheduling solutions. MobileLink: Tracker uses Global Positioning Satellite (GPS) technology to provide delivery operators with real-time visibility of vehicles and enables in-the-moment decision-making for meeting and responding to customer commitments. MobileLink: Tracker is one of the first wireless applications to harness the power of integrated Automatic Vehicle Location (AVL) functionality with customer service management tools. Descartes continues on its commitment to be at the forefront of Routing and Scheduling technological advancement.

CONFERENCE CALL

Company management will discuss the results in a live conference call and webcast with the financial community at 5:00 p.m. EDT. The live webcast, slide presentation and supplementary information to accompany the call can be accessed at http://www.Descartes.com/investors. Replays will also be available in two formats immediately following the completion of the conference call. A telephone replay will be accessible until midnight EDT on May 24, 2002 by dialing 1-800-408-3053 or 416-695-5800 and quoting reservation number 1144473. An archived replay of the webcast will also be available through the Descartes website at http://www.Descartes.com/investors.

DESCARTES DIRECTIONS

Descartes will hold a forum June 10 - 11, 2002 in Boston, Massachusetts. Dubbed Descartes Directions, the forum will bring together members of the industry analyst and financial community with Descartes executives and customers to share information and experiences of logistics. Portions of the forum will be available through a webcast. Members of the media community interested in attending should contact Kimberley Emmerson at kemmerson@descartes.com 519-746-6114, ext. 2562 for registration or more information. Members of the financial community should contact Chaya Cooperberg at ccooperberg@descartes.com or 519-746-6114, ext. 2757. Industry analysts should contact Theresa Rivas at trivas@descartes.com or 412-490-3542.

ABOUT DESCARTES

The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of logistics management technology. In over 60 countries Descartes' leading logistics solutions drive operational efficiency, enhance customer responsiveness and improve precision in purchasing for global organizations. For more information, visit www.descartes.com.

All registered and unregistered trademarks mentioned in this release are the property of their respective owners.

Statements in this release, other than historical performance, include forward-looking statements relating to future financial performance made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding Descartes' revenue and profit expectations, future business strategies and opportunities, and expectations as to Descartes' pricing and revenue model. These statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from expectations; in particular, the successful implementation and market acceptance of Descartes' pricing and

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revenue model, demand for network-based logistics solutions and logistics software solutions, management of growth, management of expenses and integration of acquisitions. For further information regarding risks and uncertainties associated with Descartes' business, please refer to Descartes' documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Any forward-looking statements should be considered in light of these factors.

                                                              Three Months Ended
                                                                       April 30,
                                                          2002            2001
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REVENUES
License and network                                      14,436          20,517
Service and maintenance                                   2,388           2,876
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                                                         16,824          23,393
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COSTS AND EXPENSES
Cost of license and network                               4,853           3.984
Cost of service and maintenance                           3,026           2,660
Sales and marketing                                       6,614           8,855
Research and development                                  5,824           5,134
General and administrative                                1,902           2,325
Amortization of intangibles                               2,480           8,880
Write-down of long-term investments                        --             9,783
Restructuring cost (credit)                                (512)           --
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                                                         24,187          37,381
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LOSS FROM OPERATIONS                                     (7,363)        (13,988)
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OTHER INCOME (EXPENSE)
Interest expense                                         (1,186)         (1,218)
Investment income                                         1,586           3,013
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                                                            400           1,795
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LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM          (6,963)        (12,193)
INCOME TAXES                                                496            (126)
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LOSS BEFORE EXTRAORDINARY ITEM                           (6,467)        (12,319)
EXTRAORDINARY ITEM
Gain on purchase of convertible debentures                  385
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LOSS                                                     (6,082)        (12,319)
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LOSS PER SHARE BEFORE EXTRAORDINARY ITEM
Basic and diluted                                         (0.12)          (0.25)
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LOSS PER SHARE AFTER EXTRAORDINARY ITEM
Basic and diluted                                         (0.12)          (0.25)
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WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted (thousands)                            52,237          48,815
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SUPPLEMENTAL FINANCIAL INFORMATION ADJUSTED EARNINGS (LOSS)
(US dollars in thousands, except pershare amounts; unaudited)

                                                              Three Months Ended
                                                                       April 30,
                                                           2002            2001
--------------------------------------------------------------------------------
 LOSS AS REPORTED UNDER US GAAP                          (6,082)        (12,319)

 Adjustments:
 Amortization of intangibles(1)                           2,480           6,860
 Write-down of long-term investments (1)                   --             9,783
 Amortization of deferred compensation (1)                   77             138
 Restructuring cost (ore dit)(2)                           (512)           --
 Gain on purchase of convertible debentures (2)            (385)           --

--------------------------------------------------------------------------------
 EARNINGS (LOSS) AS ADJUSTED (3)                         (4,422)          4,462
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 EARNINGS (LOSS) PER SHARE AS ADJUSTED
 Basic and diluted                                        (0.08)           0.09
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 WEIGHTED AVERAGE SHARES OUTSTANDING
 8asic(thousands)                                        52,237          48,815
 Diluted (thousands)                                     52,237          50,482
================================================================================

Notes:

(1) Earnings(loss) as prescribed by US GAAP have been adjusted bythese items asthey represent acquisition-related chargeswhich vary substantially from periodto period due tothe Company's acquisition activities aswell as its impairment assessments.
(2) Earnings (loss) as prescribed by US GAAP have been adjusted bythese items as they represent one-time and nonrecurring gains.
(3) Adjusted earnings(loss) do not have anystandardized meaning prescribed by US GAAP and aretherefore unlikelyto be comparable to similar measures presented by other companies.

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 THE DESCARTES SYSTEMS GROUP INC.
 CONSOLIDATED BALANCE SHEETS
 (US dollars in thousands; US GAAP)                      April 30,   January 31,
                                                           2002         2002
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                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents                               55,763        36,101
  Marketable de btsecurities                              73,559        82,485
  Accounts receivable
     Trade                                                18,072        18,434
     Other                                                 7,627         7,540
  Prepaid expenses and other                               4,129         4,220
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                                                         159,150       148,780
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MARKETABLE DEBT SECURITIES                                60,235        82,444
CAPITALASSETS                                             10,134        10,261
LONG-TERM INVESTMENTS                                        350         3,250
INTANGIBLE ASSETS                                        138,840       141,423
DEFERRED CHARGES                                           2,147         2,364
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                                                         373,756       388,522
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             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                         3,390         3,376
  Accrued liabilities                                      7,149        10,428
  Deferred revenue                                         4,986         5,616
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                                                          15,525        19,420
CONVERTIBLE DEBENTURES                                    72,000        73,500
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                                                          87,525        92,920
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SHAREHOLDERS' EQUITY
  Common shares
    Issued - 52,240,065 (January 31, 2072-52,229,333)    468,652       468,445
  Additional paid-in capital                                 501         5,201
  Unearned deferred compensation                          (1,081)       (1,157)
  Accumulated other comprehensive loss                    (1,751)         (200)
  Accumulated deficit"                                  (184,790)     (178,887)
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                                                         286,231       295,602
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                                                         373,756       388,522
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" Effective February 1, 2002, the Company made the year end of certain of its subsidiaries, which had a December 31 year end, coterminous with that of the parent. Accordingly, the results of such sub sidiariesforthe month ended January 31, 2002, which amounted to a loss of $2.0 million, was recorded as an adjustment tothe opening accumulated deficit. The consolidated balance sheet as at April 30, 2002 reflectsthe balance sheets afsuch subsidiaries as at April 30, 2002. The consolidated results of operations forthefiscal quarter ended April 30, 2002 reflect the results of operations of such subsidiaries forthe three months ended April 30, 2002.

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